Exhibit 10(e)


                               LOAN AGREEMENT
                                 (EQUIPMENT)
                                    Among

                      GE CAPITAL PUBLIC FINANCE, INC.,
                                 as Lender,
                                     and

                  MASSACHUSETTS DEVELOPMENT FINANCE AGENCY,
                                 as Issuer,

                                     and

                           WESTERBEKE CORPORATION,
                                 as Borrower
                         Dated as of April 24, 2000

              _________________________________________________

       THIS AGREEMENT IS NOT A GENERAL OBLIGATION OF THE MASSACHUSETTS DEVELOPMENT FINANCE AGENCY NOR A DEBT OR A PLEDGE OF THE FAITH AND
       CREDIT OF THE COMMONWEALTH OF MASSACHUSETTS; ALL AMOUNTS OWED HEREUNDER ARE PAYABLE ONLY FROM THE REVENUES AND FUNDS PLEDGED
                            UNDER THIS AGREEMENT.

          THIS AGREEMENT CONSTITUTES A SECURITY AGREEMENT UNDER THE
                         UNIFORM COMMERCIAL CODE OF
                     THE COMMONWEALTH OF MASSACHUSETTS.
              _________________________________________________


                               LOAN AGREEMENT

Lender:            GE Capital Public Finance, Inc.
                   Suite 470
                   8400 Normandale Lake Blvd.
                   Minneapolis, MN 55437
                   Telephone:   (800) 346-3164
                   Telecopier:  (952) 897-5601
Issuer:            Massachusetts Development Finance Agency
                   75 Federal Street, 10th Floor
                   Boston, MA  02110
                   Telephone:   (617) 451-2477
                   Telecopier:  (617) 727-8741
Borrower:          Westerbeke Corporation
                   41 Ledin Road
                   Avon, MA  02332
                   Telephone:   (508) 588-7700
                   Telecopier:  (508) 559-9323

      THIS LOAN AGREEMENT dated as of April 24, 2000 (this "Agreement") is among GE Capital Public Finance, Inc., a Delaware corporation, as lender (with its successors and assigns, "Lender"), Massachusetts Development Finance Agency, a body corporate and politic and a public instrumentality of The Commonwealth of Massachusetts ("Commonwealth"), as issuer ("Issuer"), and Westerbeke Corporation, a Delaware corporation, as borrower ("Borrower").

      WHEREAS, Issuer is authorized and empowered under the laws of the Commonwealth, including Massachusetts General Laws, Chapter 23G, and, to the extent made applicable, Chapter 40D, unless otherwise specified herein, as amended, (the "Act"), to enter into loan agreements, contracts and other instruments and documents with respect to indebtedness of Issuer to be used to finance eligible projects as described in the Act; and

      WHEREAS, in furtherance of the purposes of the Act, Issuer proposes to finance all or a portion of the acquisition and installation of the Equipment (as hereinafter defined) by Borrower pursuant to this Agreement by obtaining a loan from Lender and lending the proceeds thereof to Borrower; and

      WHEREAS, Borrower proposes to borrow the proceeds of the loan made by Lender to Issuer upon the terms and conditions set forth herein to finance the acquisition and installation of the Equipment; and

      WHEREAS, Borrower shall make Loan Payments (as hereinafter defined) directly to Lender as assignee of Issuer; and

      WHEREAS, this Agreement shall not be deemed to constitute a debt or liability or moral obligation of the Commonwealth or any political subdivision thereof, or a pledge of the faith and credit or taxing power of the Commonwealth or any political subdivision thereof, but shall be a special obligation of Issuer payable solely from the Loan Payments payable hereunder by Borrower to Lender as assignee of Issuer.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises contained in this Agreement, Lender, Issuer and Borrower agree as follows:

                                 ARTICLE I.
                          DEFINITIONS AND EXHIBITS

      Section 1.01. Definitions. The following terms used herein will have the meanings indicated below unless the context clearly requires otherwise:

      "150 John Hancock" means 150 John Hancock, L.L.P., a registered Massachusetts limited liability partnership.

      "Acquisition Costs" means the contract price paid or to be paid to the Vendors or reimbursed to Borrower for any portion of the Equipment upon Borrower's acceptance thereof, including administrative, engineering, legal, financial and other costs incurred by Lender, Issuer, Borrower, Escrow Agent and Vendors in connection with the acquisition, installation and financing by Lender of such Equipment, which Acquisition Costs are set forth in Exhibit A hereto.

      "Act" means the General Laws of The Commonwealth of Massachusetts, Chapter 23G, and, to the extent made applicable, Chapter 40D, unless otherwise specified herein, as amended.

      "Agreement" means this Agreement, including all exhibits hereto, as any of the same may be supplemented or amended from time to time in accordance with the terms hereof.

      "Arbitrage Certificate" means the Arbitrage Certificate dated as of April _, 2000, properly executed of behalf of Issuer.

      "Bank Agreement" means the letter agreement dated April 25, 1997 by State Street Bank and Trust Company and agreed and accepted by Borrower, without giving effect to any amendment thereof or supplement thereto after the date hereof and the financial covenants and definitions relating thereto are incorporated herein by reference with the same effect as if fully set forth herein and shall be deemed to apply to Westerbeke and the Loan hereunder (in lieu of the obligations under the Bank Agreement) and shall survive this Loan Agreement notwithstanding any termination of the Bank Agreement.

      "Borrower" means Westerbeke Corporation, a Delaware corporation.

      "Business Day" means a day other than a Saturday or Sunday on which banks are generally open for business in New York, New York and Minneapolis, Minnesota.

      "Certificate of Acceptance" means a Certificate of Acceptance, in substantially the form set forth as Exhibit B hereto, whereby Borrower acknowledges receipt in good condition of particular items of the Equipment or certain portions of the Equipment, each as identified therein and confirms the date of delivery thereof and certain other matters.

      "Code" means, collectively, the Internal Revenue Code of 1986, as amended, and United States Treasury regulations promulgated thereunder.

      "Commonwealth" means The Commonwealth of Massachusetts.

      "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default as provided in Article XI hereof.

      "Determination of Taxability" means any determination, decision or decree by the Commissioner of Internal Revenue, or any District Director of Internal Revenue or any court of competent jurisdiction, or an opinion of counsel qualified in such matters obtained by Lender, that an Event of Taxability shall have occurred. A Determination of Taxability also shall be deemed to have occurred on the first to occur of the following:

            (a) the date when Borrower files any statement, supplemental statement, or other tax schedule, return or document, which discloses that an Event of Taxability shall have occurred; or

            (b) the effective date of any federal legislation enacted after the date of this Agreement or promulgation of any income tax regulation or ruling by the Internal Revenue Service that causes an Event of Taxability after the date of this Agreement.

            (c) if upon sale, lease or other deliberate action taken with respect to the Equipment within the meaning of Treas. Reg. [SECTION]1.141-2(d), the failure to receive an unqualified opinion of qualified bond counsel to the effect that such deliberate action will not cause interest payable by Borrower hereunder to become includable in the gross income of the recipient.

      "Environmental Laws" has the meaning ascribed thereto in paragraph
(i) of Article V hereof.

      "Equipment" means the property financed or refinanced with the proceeds of the Loan including (without limitation) the property identified in Exhibit A hereto to be used in connection with the Borrower's operations (including, to the extent permitted pursuant to the Code without jeopardizing the tax-exempt status of the Interest, certain items originally financed through internal advances of Borrower in anticipation of obtaining permanent financing through Issuer), together with all replacement parts, additions, repairs, accessions and accessories incorporated therein and/or affixed to such property and the proceeds of the foregoing.

      "Escrow Agent" means National City Bank of Minneapolis, as escrow agent under the Escrow Agreement, and its successors and assigns permitted under the Escrow Agreement.

      "Escrow Agreement" means the Escrow Agreement (Equipment) dated as of April 24, 2000, among Lender, Issuer, Borrower and Escrow Agent.

      "Escrow Fund" means the fund established and held by Escrow Agent pursuant to the Escrow Agreement.

      "Event of Taxability" means, if as the result of any act, failure to act or use of the proceeds of the Loan, a change in use of the Equipment or any misrepresentation or inaccuracy in any of the representations, warranties or covenants contained in this Agreement, the Statement as to Tax Exempt Status or the Arbitrage Certificate by Issuer or Borrower, or the enactment of any federal legislation after the date of this Agreement or the promulgation of any income tax regulation or ruling by the Internal Revenue Service after the date of this Agreement, the Interest is or becomes includable in Lender's gross income for federal income tax purposes.

      "Gross-Up Rate" means, with respect to any Interest payment (including payments made prior to the Event of Taxability), the rate necessary to calculate a total payment in an amount sufficient such that the sum of the Interest payment plus an additional payment would, after being reduced by the federal tax (including interest and penalties) actually payable thereon, equal the amount of the Interest payment.

      "Interest" means the portion of any Loan Payment designated as and comprising interest as shown in Exhibit A hereto.

      "Issuer" means the Massachusetts Development Finance Agency, acting as issuer under this Agreement.

      "Lender" means (i) GE Capital Public Finance, Inc., acting as lender under this Agreement, (ii) any surviving, resulting or transferee corporation of GE Capital Public Finance, Inc. and (iii) except where the context requires otherwise, any assignee(s) of Lender.

      "Loan" means the loan from Issuer to Borrower pursuant to this Agreement.

      "Loan Payments" means the loan payments payable by Borrower pursuant to the provisions of this Agreement as specifically set forth in Exhibit A hereto. As provided in Article II hereof, Loan Payments shall be payable by Borrower directly to Lender, as assignee of Issuer, in the amounts and at the times as set forth in Exhibit A hereto.

      "Loan Proceeds" means the total amount of money to be paid pursuant to Section 2.02 hereof by Lender to Escrow Agent for deposit and application in accordance with the Escrow Agreement and any costs of issuance paid by Lender.

      "Premises" means the real property in the City of Taunton, Massachusetts as legally described in Exhibit E hereto.

      "Prepayment Amount" means the amount which Borrower may or must, pay or cause to be paid to Lender, as assignee of Issuer, in order to prepay the Loan, as provided in Section 2.07 hereof, such amounts being set forth in Exhibit A hereto, together with accrued interest and all other amounts due hereunder.

      "Principal" means the portion of any Loan Payment designated as and comprising principal as set forth in Exhibit A hereto.

      "Purchase Agreements" means Borrower's purchase agreements with Vendors of the Equipment.

      "Real Estate Loan Agreement" means the Loan Agreement (Real Estate) dated as of April 24, 2000 among Issuer, Lender, the Borrower and 150 John Hancock.

      "Statement as to Tax Exempt Status" means the Statement as to Tax Exempt Status dated April _, 2000 executed by Borrower and 150 John Hancock.

      "UCC" means the Uniform Commercial Code as adopted and in effect in the Commonwealth of Massachusetts.

      "Vendor" means the manufacturer or vendor of an item of Equipment, as well as the agents or dealers of the manufacturer, from whom Borrower has purchased or is purchasing items of Equipment.

      Section 1.02. Exhibits. The following exhibits are attached hereto and made a part hereof:

      Exhibit A: Schedule of Equipment and Loan Payments describing the Equipment and setting forth the Loan Payments and Prepayment Amounts. Issuer hereby authorizes Lender to insert in Exhibit A the serial or other identifying numbers relating to the Equipment when available.

      Exhibit B:  Form of Certificate of Acceptance.

      Exhibit C:  Form of opinion of counsel to Borrower.

      Exhibit D:  Form of opinion of bond counsel.

      Exhibit E:  Legal Description of Premises.

      Section 1.03.  Rules of Construction.

      (a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.

      (b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words "hereof," "herein," "hereunder" and words of similar import refer to this Agreement as a whole.

      (c) The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

      Section 1.04. Combined Documents. This Agreement, the Escrow Agreement and the exhibits hereto together constitute the Financing Document and the Security Document under the Act, and as evidence of indebtedness, this Agreement and the exhibits hereto constitute a Bond under the Act.


                                 ARTICLE II.
                  FINANCING OF EQUIPMENT AND TERMS OF LOAN

      Section 2.01. Acquisition of Equipment. Borrower either has ordered or shall order the Equipment pursuant to one or more Purchase Agreements from one or more Vendors. Borrower shall remain liable to the Vendor or Vendors in respect of its duties and obligations in accordance with each Purchase Agreement. Borrower will substantially complete the acquisition, installation and construction of the Equipment no later than April 15, 2001. Borrower shall bear the risk of loss with respect to any loss or claim relating to any portion of the Equipment and shall be liable in respect of its duties and obligations in accordance with any contract entered into in connection with the Equipment, and neither Lender nor Issuer shall assume any such liability or risk of loss.

      Section 2.02. Loan. Lender hereby agrees, subject to the terms and conditions of this Agreement, to make a loan to Issuer in the amount of $400,000; Issuer hereby agrees, subject to the terms and conditions of this Agreement, to borrow such amount from Lender and to lend such amount to Borrower; and Borrower hereby agrees to borrow such amount from Issuer. Upon fulfillment of the conditions set forth in Article III hereof, Lender shall deposit the Loan Proceeds on behalf of Issuer in the Escrow Fund to be held, invested and disbursed as provided in the Escrow Agreement less any costs of issuance that Lender pays as instructed by Borrower in writing. Issuer's obligation to repay the loan from Lender, and Borrower's obligation to repay the Loan, shall commence, and interest shall begin to accrue, on the date that Loan Proceeds are deposited in the Escrow Fund.

      Section 2.03. Interest. The principal amount of the loan from Lender to Issuer and the Loan hereunder outstanding from time to time shall bear interest (computed on the basis of a 360-day year consisting of twelve 30 day months) at the rate of 6.46% per annum. Interest accruing on the principal balance of such loans outstanding from time to time shall be payable as provided in Exhibit A hereto and upon earlier demand in accordance with the terms hereof or prepayment in accordance with Section
2.07 hereof. Upon the occurrence of a Determination of Taxability, Borrower shall, with respect to future interest payments, begin making Loan Payments calculated at the Gross-Up Rate. In addition, Borrower shall make immediately upon demand of Lender a payment to Lender sufficient to supplement prior Loan Payments to the Gross-Up Rate for any period in which interest becomes includable in gross income for federal income tax purposes.

      Section 2.04. Payments. Issuer shall pay the principal of, premium, if any in accordance with Section 2.07 hereof, and interest on the loan from Lender to Issuer, but only out of the amounts paid by Borrower pursuant to this Agreement. Borrower shall pay to Lender, as assignee of Issuer, Loan Payments, in the amounts and on the dates set forth in Exhibit A hereto. As security for its obligation to pay the principal of, premium, if any in accordance with Section 2.07 hereof, and interest on the loan from Lender, Issuer assigns to Lender all of Issuer's right to receive Loan Payments from Borrower hereunder, all of Issuer's rights hereunder and all of Issuer's right, title and interest in and to the Equipment, and Issuer irrevocably constitutes and appoints Lender and any present or future officer or agent of Lender as its lawful attorney, with full power of substitution and re-substitution, and in the name of Issuer or otherwise, to collect the Loan Payments and any other payments due hereunder and to sue in any court for such Loan Payments or other payments, to exercise all rights hereunder with respect to the Equipment, and to withdraw or settle any claims, suits or proceedings pertaining to or arising out of this Agreement upon any terms; provided, however, that such assignment shall not include Issuer's rights under Article IV hereof and its right to notice pursuant to Section 12.03 hereof. Such Loan Payments and other payments shall be made by Borrower directly to Lender, as Issuer's assignee, and shall be credited against Issuer's payment obligations hereunder. No provision, covenant or agreement contained in this Agreement or any obligation herein imposed on Issuer, or the breach thereof, shall constitute or give rise to or impose upon Issuer a pecuniary liability, a charge upon its general credit or a pledge of its general revenues. In making the agreements, provisions and covenants set forth in this Agreement, Issuer has not obligated itself except with respect to the Equipment and the application of the Loan Payments to be paid by Borrower hereunder. All amounts required to be paid by Borrower hereunder shall be paid in lawful money of the United States of America in immediately available funds. No recourse shall be had by Lender or Borrower for any claim based on this Agreement against any director, officer, employee or agent of Issuer alleging personal liability on the part of such person, unless such claim is based on the willful dishonesty of or intentional violation of law by such person.

      Section 2.05. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or the fees hereunder, as the case may be.

      Section 2.06. Loan Payments To Be Unconditional. The obligations of Borrower to make the Loan Payments required under this Article II and to make other payments hereunder and to perform and observe the covenants and agreements contained herein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including (without limitation) any failure of the Equipment to be delivered or installed, any defects, malfunctions, breakdowns or infirmities in the Equipment or any accident, condemnation, destruction or unforeseen circumstances. Notwithstanding any dispute between Borrower and any of Issuer, Lender, any Vendor or any other person, Borrower shall make all Loan Payments when due and shall not withhold any Loan Payments pending final resolution of such dispute, nor shall Borrower assert any right of set-off or counterclaim against its obligation to make such payments required under this Agreement.

      Section 2.07.  Prepayments.

      (a) Borrower may, in its discretion, prepay the Loan in whole on any Loan Payment date after the third anniversary of the funding of the Loan by paying the applicable Prepayment Amount; provided, however, that the Loan may not be prepaid unless all amounts owed under the Real Estate Loan Agreement have been paid or prepaid in full.

      (b) Borrower shall prepay the Loan in whole or in part at any time pursuant to Article IX hereof by paying the applicable Prepayment Amount and all other amounts due hereunder.

      (c) Borrower shall prepay the Loan in full immediately upon demand of Lender after the occurrence of an Event of Default as set forth in
Article XI hereof by paying the applicable Prepayment Amount and all other amounts due hereunder.

      (d) Borrower shall prepay the Loan in full immediately upon demand of Lender after the occurrence of a Determination of Taxability by paying the applicable Prepayment Amount and all other amounts due hereunder, plus an amount necessary to supplement the prior Loan Payments to the Gross-Up Rate.

      (e) The amounts due hereunder shall be repaid in part with funds remaining in the Escrow Fund upon termination of the Escrow Agreement, as provided in Sections 2.03 or 2.04 of the Escrow Agreement.

      Upon any prepayment in part of the Loan other than pursuant to
Section 2.03 of the Escrow Agreement, the prepayment shall be applied first to Interest accrued thereon and next to Principal in the inverse order of maturity.


                                ARTICLE III.
                            CONDITIONS PRECEDENT

      Lender's agreement to make the loan to Issuer hereunder, Issuer's agreement to accept the loan and to make the Loan to Borrower hereunder and Lender's agreement to deposit the Loan Proceeds in the Escrow Fund, shall be subject to the condition precedent that Lender and Issuer shall have received all of the following, each in form and substance satisfactory to Lender and the Issuer:

            (a) This Agreement, properly executed on behalf of Issuer and Borrower, and each of the Exhibits hereto properly completed.

            (b) The Statement as to Tax Exempt Status, properly executed on behalf of Borrower and 150 John Hancock.

            (c) The Escrow Agreement, properly executed on behalf of Issuer, Borrower and Escrow Agent.

            (d) The Real Estate Loan Agreement, properly executed on behalf of Issuer, Borrower and 150 John Hancock.

            (e) A certificate of the Clerk or an Assistant Clerk of Borrower, certifying as to (i) the resolutions of the board of directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and any related documents, (ii) the bylaws of Borrower, and (iii) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and other instruments, agreements and certificates on behalf of Borrower.

            (f)  Currently certified copies of Borrower's Charter.

            (g) A Certificate of Good Standing issued as to Borrower by the Delaware Secretary of State, not more than thirty (30) days prior to the date of the funding of the Loan.

            (h) A Certificate of Good Standing from the Massachusetts Secretary of State attesting to Borrower's qualification to do business in the Commonwealth, issued not more than thirty (30) days prior to the date of the funding of the Loan.

            (i) Certificates of insurance required hereunder, containing a lender's loss payable clause or endorsement in favor of Lender.

            (j) A completed and executed Form 8038 or evidence of filing thereof with the Secretary of Treasury.

            (k) A resolution or evidence of other official action taken by or on behalf of Issuer to authorize the transactions contemplated hereby.

            (l) Evidence that the financing of the Equipment has been approved by the "applicable elected representative" of the Commonwealth after a public hearing held upon reasonable notice.

            (m) As applicable, financing statements executed by Borrower, as debtor, and naming Lender, as secured party and/or the original certificate of title or manufacturer's certificate of origin and title application if any of the Equipment is subject to certificate of title laws.

            (n) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Borrower, (ii) no financing statements have been filed and remain in effect against Borrower relating to the Equipment except those financing statements filed by Lender, and (iii) Lender has duly filed all financing statements necessary to perfect the security interest created pursuant to this Agreement.

            (o) An opinion or opinions of counsel to Borrower, addressed to Lender and Issuer, substantially in the form attached hereto as Exhibit C.

            (p) An opinion of bond counsel, addressed to Lender and Issuer, substantially in the form attached hereto as Exhibit D.

            (q) Payment of Lender's fees, commissions and expenses to the extent required by Section 12.01 hereof.

            (r) Payment of Issuer's fees, commissions and expenses required by Section 4.03 hereof.

            (s) The Arbitrage Certificate, properly executed on behalf of Issuer.

            (t)  Any other documents or items required by Lender or Issuer.

      Lender's agreement to disburse the Loan Proceeds and to consider approval of any disbursement from the Escrow Fund shall be subject to the further conditions precedent that on the date thereof:

            (u) Lender shall have received each of the items required for a disbursement pursuant to the Escrow Agreement.

            (v) Lender shall have received in form and substance satisfactory to Lender Vendor invoice(s) and/or bill(s) of sale relating to the Equipment and, if such invoices have been paid by Issuer or Borrower, evidence of payment thereof and, if applicable, evidence of official intent to reimburse such payment as required by the Code.

            (w) The representations and warranties contained in Article IV and Article V hereof are correct on and as of the date of such disbursement, as though made on and as of such disbursement from the Escrow Fund, except to the extent that such representations and warranties relate solely to an earlier date.

            (x) No event has occurred and is continuing, or would result from such loan to Issuer or the Loan which constitutes a Default, an Event of Default or a Determination of Taxability.

            (y) Lender shall have received in form and substance acceptable to Lender the following items: (i) all UCC financing statements listing Borrower as debtor and Lender as secured party necessary to perfect the security interest pursuant to this Agreement; (ii) UCC releases executed on behalf of Citizens Bank of Massachusetts relating to the Equipment; (iii) UCC searches showing all financing statements necessary to perfect the security interest pursuant to this Agreement and that as other liens exist relating to the Equipment; and (iv) such other items reasonably required by Lender.

                                 ARTICLE IV.
                  REPRESENTATIONS, WARRANTIES AND COVENANTS
                         OF ISSUER; RIGHTS OF ISSUER

      Section 4.01. Representations, Warranties and Covenants. Issuer represents, warrants and covenants for the benefit of Lender and Borrower, as follows:

            (a) Issuer is a body politic and corporate and a public instrumentality of the Commonwealth, established under the Act, with the powers pursuant to the Act to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and pursuant hereto.

            (b) Issuer has taken all necessary action and has complied with all provisions of the Constitution of the Commonwealth and the Act, including, but not limited to, the making of the findings required by the Act, required to make this Agreement and the Escrow Agreement the valid obligations of the Issuer that they purport to be; and, when executed and delivered by the parties thereto, this Agreement and the Escrow Agreement will constitute valid and binding agreements of Issuer enforceable in accordance with their terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied.

            (c) The officer of Issuer executing this Agreement, the Escrow Agreement and any related documents has been duly authorized to execute and deliver this Agreement, the Escrow Agreement and such related documents under the terms and provisions of a resolution of Issuer's governing body, or by other appropriate official action.

            (d) Issuer covenants that it will promptly pay or cause to be paid the Loan Payments at the place, on the dates and in the manner provided herein and in the Escrow Agreement, PROVIDED, HOWEVER, THAT THIS AGREEMENT DOES NOT NOW AND SHALL NEVER CONSTITUTE A GENERAL OBLIGATION OF THE ISSUER OR A DEBT OR PLEDGE OF THE FAITH AND CREDIT OF THE COMMONWEALTH, AND ALL COVENANTS AND UNDERTAKINGS BY THE ISSUER HEREUNDER TO MAKE PAYMENTS ARE SPECIAL OBLIGATIONS OF THE ISSUER PAYABLE SOLELY FROM THE LOAN PAYMENTS PLEDGED HEREUNDER.

            (e) Issuer has assigned to Lender all of Issuer's rights (if any) in the Equipment and its rights in this Agreement (except its rights under Section 4.03, any indemnification payable to Issuer pursuant to Sections 4.04 and 7.06 hereof and notice to Issuer pursuant to Section 12.03 hereof).

            (f) Issuer will not pledge, mortgage or assign this Agreement or its duties and obligations hereunder to any person, firm or corporation, except as provided under the terms hereof.

            (g) None of the execution and delivery of this Agreement or the Escrow Agreement, the consummation of the transactions contemplated hereby or the fulfillment of or compliance with the terms and conditions of this Agreement or the Escrow Agreement violates any law, rule, regulation or order, conflicts with or results in a breach of any of the terms, conditions or provisions of any restriction or any agreement or instrument to which Issuer is now a party or by which it is bound or constitutes a default under any of the foregoing or results in the creation or imposition of any prohibited lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Issuer under the terms of any instrument or agreement.

            (h) The financing of the Equipment has been approved by the applicable elected representative (as defined in Section 147(f) of the Code) of Issuer after a public hearing held upon reasonable notice.

            (i) Issuer will take no action that would cause the Interest to become includable in gross income for federal income tax purposes under the Code, and Issuer will take and will cause its officers, employees and agents to take all affirmative actions legally within its power necessary to ensure that the Interest does not become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, the calculation and payment of any rebate required to preserve such exclusion).

            (j) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Issuer's knowledge, threatened against or affecting Issuer, challenging Issuer's authority to enter into this Agreement or the Escrow Agreement or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Escrow Agreement or the Statement as to Tax Exempt Status or any other transaction of Issuer which is similar hereto, or the exclusion of the Interest from gross income for federal tax purposes under the Code, or would materially and adversely affect any of the transactions contemplated by this Agreement.

            (k) Issuer will submit or cause to be submitted to the Secretary of the Treasury a Form 8038 (or other information reporting statement) at the time and in the form required by the Code.

            (l) Issuer makes no other representations or warranties whatsoever, either express or implied, other than as set forth in this Article IV and the Escrow Agreement, including, without limitation, a representation or warranty that the portion of the Loan Payments that constitutes Interest with respect thereto is or will continue to be exempt from federal or state income taxation.

      Section 4.02. Limitations on Actions. Without limiting the generality of Section 4.03, Issuer shall not be required to monitor the financial condition of Borrower and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder.

      Section 4.03. Responsibility; Fees and Expenses. Issuer shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice. Issuer may rely conclusively on any communication or other document furnished to it under this Agreement and reasonably believed by it to be genuine. Issuer shall not be liable for any action (a) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (b) in good faith omitted to be taken by it because reasonably believed to be beyond the discretion or powers conferred upon it, (c) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or
(d) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it. Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own directors, officers and employees. When any consent or other action by Issuer is called for by this Agreement, Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. It shall not be required to take any remedial action (other than the giving of notice) unless reasonable indemnity is provided for any expense of liability to be incurred thereby. Borrower shall pay the Issuer's initial fee and shall prepay or reimburse Issuer within thirty
(30) days after notice for all expenses (including reasonable attorney's fees) incurred by Issuer in connection with the execution, delivery, performance and enforcement under this Agreement and all expenses reasonably incurred or advances reasonably made in the exercise of Issuer's rights or its performance of its obligations hereunder. Issuer shall be entitled to reimbursement from Borrower for expenses reasonably incurred or advances reasonably made, with interest at the "base rate" of the Escrow Agent, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder, to the extent that it acts without previously obtaining indemnity. No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power. Issuer shall not be required to take notice of any breach or default by Borrower under this Agreement except when given notice thereof by Lender. No recourse shall be had by Borrower or Lender for any claim based on this Agreement or any agreement securing the same against any director, officer, agent or employee of Issuer alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person. No covenant, stipulation, obligation or agreement of Issuer contained in this Agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future director, officer, employee or agent of Issuer in his or her individual capacity, and no person executing this Agreement shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

      Section 4.04. Indemnification by Borrower. Borrower, regardless of any agreement to maintain insurance, shall indemnify and save harmless, to the fullest extent permitted by law, Issuer and its directors, officers, employees and agents from and against (a) any and all claims by or on behalf of any person arising out of (1) any condition of the Equipment, or
(2) the acquisition, installation, use or operation of the installation or any work or anything whatsoever done or omitted to be done on or about the Equipment, or (3) any accident, injury or damage whatsoever to any person occurring on or about the installation, or (4) any breach or default by Borrower of or in any of its obligations hereunder, or (5) any act or omission of Borrower or any of its agents, contractors, servants, employees or licensees, or (6) the offering, issuance, sale or any resale of this Agreement or the Loan, but only to the extent permitted by law, and (b) any and all costs, counsel fees, expenses or liabilities reasonably incurred in connection with any such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Issuer or any such director, officer, employee or agent by reason of any such claim, Borrower upon notice from the affected party shall resist or defend such action or proceeding. Subject to the foregoing, the Issuer shall cooperate and join with Borrower, at the expense of Borrower, as may be required in connection with any action or defense by Borrower.


                                 ARTICLE V.
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

      Borrower represents, warrants and covenants for the benefit of Lender and Issuer, as follows:

            (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has power to enter into this Agreement and by proper corporate action, has duly authorized the execution and delivery of this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status. Borrower is in good standing and is duly licensed or qualified to transact business in the Commonwealth and in all jurisdictions where its failure to be so qualified would have a material adverse effect in the financial or operating condition of Borrower.

            (b) Borrower has been fully authorized to execute and deliver this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status under the terms and provisions of the resolutions of its board of directors, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status and this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status have been duly authorized, executed and delivered.

            (c) The officers of Borrower executing this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status and any related documents have been duly authorized to execute and deliver this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status and such related documents under the terms and provisions of resolution(s) of Borrower's board of directors, its charter and by-laws.

            (d) This Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

            (e) The authorization, execution and delivery of this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof do not and will not violate any law, rule, regulation or order, conflict with or result in a breach of any of the terms or conditions of the charter or bylaws of Borrower or of any corporate restriction or of any agreement or instrument to which Borrower is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of Borrower contrary to the terms of any instrument or agreement.

            (f) The authorization, execution, delivery and performance of this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status by Borrower do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status has not been taken and which is final and non-appealable.

            (g) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower, challenging Borrower's authority to enter into this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Escrow Agreement and the Statement as to Tax Exempt Status or the exclusion of the Interest from gross income for federal tax purposes under the Code, or would materially and adversely affect any of the transactions contemplated by this Agreement.

            (h) The Premises is properly zoned for its current and anticipated use and the use of the Equipment will not violate any applicable zoning, land use, environmental or similar law or restriction which would have a material and adverse effect on the use of the Premises or the financial or operating condition of Borrower. Borrower has all licenses and permits to operate the Equipment.

            (i) Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or waste into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") at Borrower's facilities or in connection with the operation of its facilities. Except as previously disclosed to Lender in writing, Borrower and all activities of Borrower at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrower with respect thereto. Except as previously disclosed to Lender in writing, Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrower is aware. Except as previously disclosed to Lender in writing, Borrower is not aware of, nor has Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

            (j) The Equipment is of the type authorized and permitted to be financed under the Act.

            (k) Borrower owns or will own the Equipment, and intends to operate the Equipment, or cause the Equipment to be operated, as a "project," within the meaning of the Act, until the date on which all of the Loan Payments have been fully paid or the applicable
      Prepayment Amount has been fully paid.

            (l) Borrower will not take any action that would cause the Interest to become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, intentional acts under Treas. Reg. [SECTION]1.148-2(c) or deliberate action within the meaning of Treas. Reg. [SECTION]1.141-2(d)), and Borrower will take and will cause its officers, employees and agents to take all affirmative actions legally within its power necessary to ensure that the Interest does not become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, the calculation and payment of any rebate required to preserve such exclusion).

            (m) Borrower has heretofore furnished to Lender its reviewed financial statement for its fiscal years ended October 23, 1999, October 24, 1998, October 25, 1997, and October 26, 1996, and those statements fairly present the financial condition of Borrower on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles. Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower.

            (n) Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it, except any which are being contested in good faith by the Borrower and which do not result in a lien being placed on the Equipment. Borrower has filed all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except any which are being contested in good faith by the Borrower and which do not result in a lien being placed on the Equipment.

            (o) Borrower has or will have good and absolute title to the Equipment and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances except for the security interest created pursuant to this Agreement.

            (p) All financial and other information provided to Lender by or on behalf of Borrower in connection with Borrower's request for the Loan contemplated hereby is true and correct in all material respects and taken as a whole, does not contain any material omissions, and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

            (q) Upon delivery and installation of the Equipment, Borrower will provide to Issuer and Lender a completed and executed copy of the Certificate of Acceptance attached hereto as Exhibit B.

            (r) Borrower will aid and assist Issuer in connection with preparing and submitting to the Secretary of the Treasury a Form 8038 (or other applicable information reporting statement) at the time and in the form required by the Code.

            (s) The representations contained in the Statement as to Tax Exempt Status are true and correct as of the date hereof. Borrower will comply fully at all times with the Statement as to Tax Exempt Status, and Borrower will not take any action, or omit to take any action, which, if taken or omitted, respectively, would violate the Statement as to Tax Exempt Status.

            (t) Expenses for work done by officers or employees of Borrower in connection with the Equipment will be included as an Acquisition Cost, if at all, only to the extent (i) such persons were specifically employed for such particular purpose, (ii) the expenses do not exceed the actual cost thereof and (iii) such expenses are treated or capable of being treated (whether or not so treated) on the books of Borrower as a capital expenditure in conformity with generally accepted accounting principles applied on a consistent basis.

            (u) Any costs incurred with respect to that part of the Equipment paid from the Loan Proceeds shall be treated or capable of being treated on the books of Borrower as capital expenditures in conformity with generally accepted accounting principles applied on a consistent basis.

            (v) No part of the Loan Proceeds will be used to finance inventory or rolling stock or will be used for working capital or to finance any other cost not constituting an Acquisition Cost.

            (w) No person other than Borrower is in occupancy or possession of any portion of the Premises.

            (x) The Equipment is property of the character subject to the allowance for depreciation under Section 167 of the Code.

            (y) Borrower does not have any trade names which are not set forth on the signature page to this Agreement.

            (z) Borrower has provided or will provide prior to any disbursement from the Escrow Fund to Lender signed financing statements sufficient when filed to perfect the security interest created pursuant to this Agreement. When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in the Equipment, subject to no other security interest, assignment, lien or encumbrance. None of the Equipment is or will become a fixture on real estate. None of the Equipment constitutes a replacement of, substitution for or accessory to any property of Borrower subject to a lien of any kind.


                                 ARTICLE VI.
                          COVENANTS AS TO EQUIPMENT

      Section 6.01. Title to Equipment. Legal title to the Equipment and any and all repairs, replacements, substitutions and modifications to such Equipment shall be in Borrower. Borrower will at all times protect and defend, at its own cost and expense, its title from and against all claims, liens and legal processes of creditors of Borrower, and keep the Equipment free and clear of all such claims, liens and processes.

      Section 6.02. Security Interest in Equipment. This Agreement is intended to constitute a security agreement within the meaning of the UCC. As security for Borrower's payment to Lender, as assignee of Issuer, of Loan Payments and all other amounts payable to Lender hereunder, under the Real Estate Loan Agreement or any other obligation (whether direct or indirect and whether now existing or hereafter arising), Borrower hereby grants to Lender, a security interest constituting a first lien on (i) the Equipment, (ii) all general intangibles and other property relating thereto, (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed or used in connection with any of the foregoing property, (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing property,
(v) all securities, funds, moneys, deposits and other property at any time held in or subject to the Escrow Fund, (vi) all accessions thereto, (vii) all substitutions for any of the foregoing property, and (viii) products and proceeds of any of the foregoing property. Issuer and Borrower agree to execute such additional documents, including financing statements, assignments, affidavits, notices and similar instruments, in form satisfactory to Lender, and take such other actions that Lender deems necessary or appropriate to establish and maintain the security interest created by this Section, and Issuer and Borrower hereby designate and appoint Lender as their agent, and grant to Lender a power of attorney (which is coupled with an interest), to execute on behalf of Issuer and Borrower, as the case may be, after and during the continuance of an Event of Default, such additional documents and to take such other actions. If requested by Lender, Borrower shall obtain a landlord and/or mortgagee's consent and waiver with respect to the property where the Equipment is located. If requested by Lender, Borrower shall conspicuously mark the Equipment with appropriate lettering, labels or tags, and maintain such markings, so as clearly to disclose Lender's security interest in the Equipment.

      Section 6.03. Change in Name or Corporate Structure of Borrower; Change in Location of Borrower's Principal Place of Business. Borrower's chief executive office is located at the address set forth above, and all of Borrower's records relating to its business and relating to the Equipment are kept at such location. Borrower hereby agrees to provide written notice to Lender and Issuer of any change or proposed change in its name, corporate structure, place of business, state of incorporation or chief executive office or change or proposed change in the location of the Equipment. Such notice shall be provided 30 days in advance of the date that such change or proposed change is planned to take effect. Borrower does business, and has done business, only under its own name and the trade names, if any, set forth on the execution page hereof.

      Section 6.04. Liens and Encumbrances to Title. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, charge, encumbrance or claim (together, "Liens") on or with respect to the Equipment or on or with respect to the Premises other than the respective rights of Lender and Issuer as herein provided and as provided in the Real Estate Loan Agreement and related documents. Borrower shall promptly, at its own expense, take such action as may be necessary to discharge or remove any such Lien or to provide Lender with a mortgagee's waiver or similar waiver. Borrower shall reimburse Lender for any expenses incurred by Lender to discharge or remove any Lien or for obtaining such waiver.

      Section 6.05. Personal Property. The parties hereby agree that the Equipment is, and during the period this Agreement is in force will remain, personal property and, when subjected to use by Borrower hereunder, will not be or become fixtures; provided, however, that if contrary to the parties' intent the Equipment is or may be deemed to be a fixture, Borrower shall cause filings to be made with the applicable government officials or filing offices to create and preserve for Lender as assignee of Issuer a perfected first priority security interest in the Equipment.

      Section 6.06. Assignment of Insurance. As additional security for the payment and performance of Borrower's obligations hereunder, Borrower hereby assigns to Lender, as assignee of Issuer, any and all moneys (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Equipment or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such moneys directly to Lender. Borrower hereby assigns to Lender, as assignee of Issuer, any and all moneys due or to become due with respect to any condemnation proceeding affecting the Equipment. At any time, whether before or after the occurrence of any Event of Default, Lender may (but need not), in Lender's name or in Borrower's name, execute and deliver proof of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy or party in any condemnation proceeding.

      Section 6.07.  Reserved.

      Section 6.08. Agreement as Financing Statement. To the extent permitted by applicable law, a carbon, photographic or other reproduction of this Agreement or of any financing statements signed by Borrower is sufficient as a financing statement in any state to perfect the security interests granted in this Agreement.


                                ARTICLE VII.
                      AFFIRMATIVE COVENANTS OF BORROWER

      So long as the Loan shall remain unpaid, Borrower will comply with the following requirements:

      Section 7.01. Reporting Requirements. Borrower will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

            (a) as soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, review quality financial statements of Borrower with the unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Lender, which annual financial statements shall include the balance sheet of Borrower as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of Borrower for the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the requirements set forth in Section 7.09 hereof; and (ii) a certificate of the chief financial officer of Borrower stating that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

            (b) as soon as available and in any event within 90 days after the end of each fiscal quarter of Borrower, an unaudited/internal balance sheet and statements of income and retained earnings of Borrower as at the end of and for such quarter and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by the chief financial officer of Borrower, subject to year-end audit adjustments; and accompanied by a certificate of that officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the requirements set forth in
      Section 7.09 hereof;

            (c) immediately after the commencement thereof, notice in writing of all material litigation and of all proceedings before any governmental or regulatory agency affecting Borrower of the type described in Article V hereof or which seek a monetary recovery against Borrower in excess of $250,000;

            (d) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of Borrower obtains knowledge of the occurrence of any event that constitutes a Default or an Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such Default or Event of Default;

            (e) promptly upon knowledge thereof, notice of any loss or destruction of or damage to any portion of the Equipment or of any material adverse change in any portion of the Equipment;

            (f) promptly upon their distribution, copies of all financial statements, reports and proxy statements that Borrower shall have filed with the Securities and Exchange Commission and sent to its stockholders;

            (g) promptly after the amending thereof, copies of any and all material amendments to its certificate of incorporation, charter or bylaws;

            (h) promptly upon knowledge thereof, notice of any violation by Borrower of any law, rule or regulation, the violation of which would have a material adverse effect on Borrower's financial or operating condition;

            (i) promptly upon knowledge thereof, notice of any material adverse change in the financial or operating condition of Borrower; and

            (j) within 30 days of request by Lender, evidence satisfactory to Lender that Borrower has complied with the capital expenditure limitations of Code Section 144(a)(4).

      Section 7.02. Books and Records; Inspection and Examination. Borrower will keep accurate books of record and account itself pertaining to the Equipment and pertaining to Borrower's business and financial condition and such other matters as Lender may from time to time reasonably request in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon request of Lender, will permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of Borrower at all times during ordinary business hours and following reasonable notice to Borrower, and to discuss the affairs of Borrower with any of its directors, officers, employees or agents. Borrower will permit Lender, or its employees, accountants, attorneys or agents, to examine and copy any or all of its records and to examine and inspect the Equipment at any time during Borrower's business hours.

      Section 7.03. Compliance With Laws; Environmental Indemnity. Borrower will (a) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition, (b) comply with all applicable Environmental Laws, hazardous waste or substance, toxic substance and underground storage laws and regulations and obtain any permits, licenses or similar approvals required by any such laws or regulations, and (c) use and keep the Equipment, and will require that others use and keep the Equipment, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. Borrower shall secure all permits and licenses, if any, necessary for the installation and operation of the Equipment. Borrower shall comply in all respects (including, without limitation, with respect to the use, maintenance and operation of the Equipment, each item of the Equipment) with all laws of the jurisdictions in which its operations involving any component of Equipment may extend and of any legislative, executive, administrative or judicial body exercising any power or jurisdiction over the Equipment or the items of the Equipment or its interest or rights under this Agreement. Borrower will indemnify, defend and hold Lender and Issuer harmless from and against any claims, loss or damage to which Lender or Issuer may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any hazardous waste or substance or toxic substance by Borrower or on property owned, leased or controlled by Borrower. This indemnification shall survive the termination of this Agreement and payment of the indebtedness hereunder.

      Section 7.04. Payment of Taxes and Other Claims. Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon the Equipment or upon or against the creation, perfection or continuance of the security interest created pursuant to this Agreement, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it and which creates a lien on the Equipment, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon the Equipment; provided, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. Borrower will pay, as the same respectively come due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Equipment, as well as all gas, water, steam, electricity, heat, power, telephone, utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Equipment; provided, that Borrower shall not be required to pay any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

      Section 7.05.  Maintenance of Equipment.

      (a) Borrower shall, at its own expense, maintain, preserve and keep the Equipment in good repair, working order and condition, and shall from time to time make all repairs and replacements necessary to keep the Equipment in such condition, and in compliance with state and federal laws, ordinary wear and tear excepted. Borrower shall maintain the Equipment in a condition suitable for certification by the manufacturer thereof (if certification is available) and in conformance with all manufacturer's recommended maintenance requirements. In the event that any parts or accessories forming part of any item or items of Equipment become worn out, lost, destroyed, damaged beyond repair or otherwise rendered unfit for use, Borrower, at its own expense and expeditiously, will replace or cause the replacement of such parts or accessories by replacement parts or accessories free and clear of all liens and encumbrances and with a value and utility at least equal to that of the parts or accessories being replaced (assuming that such replaced parts and accessories were otherwise in good working order and repair). All such replacement parts and accessories shall be deemed to be incorporated immediately into and to constitute an integral portion of the Equipment and, as such, shall be subject to the terms of this Agreement. Neither Lender nor Issuer shall have any responsibility in any of these matters, or for the making of improvements or additions to the Equipment.

      (b) Borrower will defend the Equipment against all claims or demands of all persons (other than Lender) claiming the Equipment or any interest therein.

      (c) Borrower will keep the Equipment free and clear of all security interests, liens and encumbrances except the security interest created pursuant to this Agreement.

      Section 7.06.  Insurance.

      (a) Borrower shall, at its own expense, procure and maintain continuously in effect: (i) public liability insurance for personal injuries, death or damage to or loss of property arising out of or in any way relating to the Equipment sufficient to protect Lender from liability in all events, with a coverage limit of not less than $2,000,000 per occurrence unless a different coverage minimum with respect to particular Equipment is required by Lender, and (ii) insurance against such hazards as Lender may reasonably require, including, but not limited to, all-risk casualty and property insurance, in an amount equal to the greater of the full replacement cost of the Equipment with new equipment having substantially similar specifications or the applicable Prepayment Amount.

      (b) If required by the laws of the Commonwealth, Borrower shall carry workers' compensation insurance covering all employees on, in, near or about the Equipment, and upon request, shall furnish to Lender certificates evidencing such coverage.

      (c) All insurance policies required by this Article shall be taken out and maintained with responsible and reputable insurance companies acceptable to Lender and authorized to transact business in the Commonwealth, and shall contain a provision that the insurer shall not cancel or revise coverage thereunder without giving written notice to the insured parties at least thirty (30) days before the cancellation or revision becomes effective. No insurance shall be subject to any co-insurance clause. Each insurance policy required by this Article shall name Lender as an additional insured party and loss payee without regard to any breach of warranty or other act or omission of Borrower and shall include a lender's loss payable endorsement for the benefit of Lender. Prior to the delivery of Equipment, Borrower shall provide Lender with evidence satisfactory to Lender of such insurance and, prior to the expiration thereof, shall provide Lender evidence of all renewals or replacements thereof.

      (d) As among Lender, Borrower and Issuer, Borrower assumes all risks and liabilities from any cause whatsoever, whether or not covered by insurance, for loss or damage to any portion of the Equipment and for injury to or death of any person or damage to any property, whether such injury or death be with respect to agents or employees of Borrower or of third parties, and whether such property damage be to Borrower's property or the property of others. Whether or not covered by insurance, Borrower hereby assumes responsibility for and agrees to reimburse Lender and Issuer for and will indemnify, defend and hold Lender and Issuer harmless from and against all liabilities, obligations, losses, damages, penalties, claims, actions, costs and expenses (including reasonable attorney's fees) of whatsoever kind and nature, imposed on, incurred by or asserted against Lender or Issuer that in any way relate to or arise out of this Agreement, the transactions contemplated hereby and the Equipment, including but not limited to, (i) the selection, manufacture, purchase, acceptance or rejection of Equipment or the ownership of the Equipment, (ii) the delivery, lease, possession, maintenance, use, condition, return or operation of the Equipment, (iii) the condition of the Equipment sold or otherwise disposed of after possession by Borrower, (iv) any patent or copyright infringement, (v) the conduct of Borrower, its officers, employees and agents, (vi) a breach of Borrower of any of its covenants or obligations hereunder, and (vii) any claim, loss, cost or expense involving alleged damage to the environment relating to the Equipment, including, but not limited to, investigation, removal, cleanup and remedial costs. All amounts payable by Borrower pursuant to the immediately preceding sentence shall be paid immediately upon demand of Issuer or Lender, as the case may be. This provision shall survive the termination of this Agreement.

      Section 7.07. Preservation of Corporate Existence. Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business; and shall conduct its business in an orderly, efficient and regular manner.

      Section 7.08. Performance by Lender. If Borrower at any time fails to perform or observe any of the covenants or agreements contained in this Agreement, and if such failure shall continue for a period of ten (10) calendar days after Lender gives Borrower written notice thereof (or in the case of the agreements contained in Sections 7.05 and 7.06 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender's option, in Lender's name) and may, but need not take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorney's fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the lesser of 18% per annum or the highest rate permitted by law. To facilitate the performance or observance by Lender of such covenants of Borrower, Borrower hereby irrevocably appoints Lender, or the delegate of Lender, acting alone, as the attorney in fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Agreement.

      Section 7.09. Financial Covenants. Until the Loan has been paid in full, Borrower covenants and agrees as follows:

            (a) To maintain as of the end of each fiscal quarter Working Capital (as defined in the Bank Agreement) of not less than $4,500,000;

            (b)  To maintain as of the end of each fiscal quarter
      Consolidated Tangible Net Worth (as defined in the Bank Agreement) of not less than $8,500,000 plus 40% of net income earned during the previous fiscal quarter on a cumulative basis;

            (c) To maintain as of the end of each fiscal year a Debt Service Coverage Ratio (as defined in the Bank Agreement) of not less than 4.00 to 1.00; and

            (d) To maintain as of the end of each fiscal quarter a Leverage Ratio (as defined in the Bank Agreement) of not more than
      1.00 to 1.00.


                                ARTICLE VIII.
                       NEGATIVE COVENANTS OF BORROWER

      So long as the Loan shall remain unpaid, Borrower agrees that:

      Section 8.01. Liens. Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of the Equipment, except for the security interest held by Lender.

      Section 8.02. Sale of Assets. Borrower will not sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets or any of the Equipment or any interest therein (whether in one transaction or in a series of transactions).

      Section 8.03. Consolidation and Merger. Borrower will not consolidate with or merge into any person, or permit any other person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other person.

      Section 8.04. Accounting. Borrower will not adopt, permit or consent to any material change in accounting principles other than as required by generally accepted accounting principles. Borrower will not adopt, permit or consent to any change in its fiscal year.

      Section 8.05. Other Defaults. Borrower will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrower and evidencing or securing indebtedness in a principal amount in excess of $250,000 or any judgment, decree, order or determination in an amount in excess of $250,000 applicable to Borrower.

      Section 8.06. Place of Business. Borrower will not permit any of the Equipment or any records pertaining to the Equipment to be located in any state or area in which, in the event of such location, a financing statement covering such Equipment would be required to be, but has not in fact been, filed in order to perfect the security interest created pursuant to this Agreement until such financing statement in form and substance acceptable to Lender has been so filed by Lender.

      Section 8.07.  Modifications and Substitutions.

      (a) Borrower will not make any material alterations, modifications or additions to the Equipment which cannot be removed without materially damaging the functional capabilities or economic value of the Equipment. Upon return of the Equipment to Lender and at the request of Lender, Borrower, at its sole cost and expense, will remove all alterations, modifications and additions and repair the Equipment as necessary to return the Equipment to the condition in which it was furnished, ordinary wear and tear and permitted modifications excepted.

      (b) Notwithstanding the provisions of subparagraph (a) of this section, Borrower may, with the prior written consent of Lender, substitute for parts, elements, portions or all of the Equipment, other parts, elements, portions, equipment or facilities; provided, however, that any substitutions made pursuant to Borrower's obligations to make repairs referenced under any provision of this Agreement shall not require such prior written consent. Borrower shall provide such documents or assurances as Lender may reasonably request to maintain or confirm the security interest assigned to Lender in the Equipment as so modified or substituted.

      Section 8.08. Use of the Equipment. Borrower will not install, use, operate or maintain the Equipment improperly, carelessly, in violation of any applicable law or in a manner contrary to that contemplated by this Agreement.


                                 ARTICLE IX.
                           DAMAGE AND DESTRUCTION;
                             USE OF NET PROCEEDS

      Borrower shall provide a complete written report to Lender immediately upon any loss, theft, damage or destruction of any Equipment and of any accident involving any Equipment. If all or any part of the Equipment is lost, stolen, destroyed or damaged beyond repair ("Damaged Equipment"), Borrower shall as soon as practicable after such event either
(a) replace the same at Borrower's sole cost and expense with equipment having substantially similar specifications and of equal or greater value to the Damaged Equipment immediately prior to the time of the loss occurrence, such replacement equipment to be subject to Lender's approval, whereupon such replacement equipment shall be substituted in this Agreement and the other related documents by appropriate endorsement or amendment; or
(b) pay the applicable Prepayment Amount of the Damaged Equipment. Borrower shall notify Lender of which course of action it will take within fifteen (15) calendar days after the loss occurrence. If, within forty-five (45) calendar days of the loss occurrence, (a) Borrower fails to notify Lender, (b) Borrower and Lender fail to execute an amendment to this Agreement to delete the Damaged Equipment and add the replacement equipment or, (c) Borrower fails to pay the applicable Prepayment Amount, then Lender may, at its sole discretion, declare the applicable Prepayment Amount to be immediately due and payable, and Borrower shall be required to pay the same. The Net Proceeds of insurance with respect to the Damaged Equipment shall be made available by Lender to be applied to discharge Borrower's obligation under this Article. The payment of the Prepayment Amount and the termination of Lender's interest in the Damaged Equipment is subject to the terms of Section 2.07 hereof. For purposes of this Article, the term Net Proceeds shall mean the amount remaining from the gross proceeds of any insurance claim or condemnation award after deducting all expenses (including reasonable attorney's fees) incurred in the collection of such claim or award.


                                 ARTICLE X.
                           ASSIGNMENT AND SELLING

      Section 10.01. Assignment by Lender. This Agreement, and the obligations of Borrower to make payments hereunder, may be assigned and reassigned in whole or in part to one or more assignees or subassignees by Lender at any time subsequent to its execution, without the necessity of obtaining the consent of Issuer or Borrower, provided, however, that no such assignment or reassignment shall be effective unless and until (a) Issuer and Borrower shall have received notice of the assignment or reassignment disclosing the name and address of the assignee or subassignee, and (b) in the event that such assignment or reassignment is made to a bank or trust company as trustee for holders of certificates representing interests in this Agreement, such bank or trust company agrees to maintain, or cause to be maintained, a book-entry system by which a record of the names and addresses of such holders as of any particular time is kept and agrees, upon request of Issuer or Borrower, to furnish such information to Issuer or Borrower. Upon receipt of notice of assignment, Borrower will reflect in a book-entry the assignee designated in such notice of assignment, and shall agree to make all payments to the assignee designated in the notice of assignment, notwithstanding any claim, defense, setoff or counterclaim whatsoever (whether arising from a breach of this Agreement or otherwise) that Issuer and Borrower may from time to time have against Lender or the assignee. Issuer and Borrower agree to execute all documents, including notices of assignment and chattel mortgages or financing statements, which may be reasonably requested by Lender or its assignee to protect their interest in the Equipment and in this Agreement.

      Section 10.02. No Sale or Assignment by Borrower. This Agreement and the interest of Borrower in the Equipment may not be sold, assumed, assigned or encumbered by Borrower.


                                 ARTICLE XI.
                       EVENTS OF DEFAULT AND REMEDIES

      Section 11.01. Events of Default. The following constitute "Events of Default" under this Agreement:

            (a) failure by Borrower to pay to Lender, as assignee of Issuer, when due any Loan Payment or to pay any other payment required to be paid hereunder and the continuation of such failure for a period of ten (10) days;

            (b) the occurrence of an Event of Default under the Real Estate Loan Agreement;

            (c) failure by Borrower to maintain insurance on the Equipment in accordance with Section 7.06 hereof;

            (d) failure by Borrower or Issuer to observe and perform any other covenant, condition or agreement of Borrower or Issuer, respectively, contained herein, in the Escrow Agreement, the Arbitrage Certificate, the Statement as to Tax Exempt Status or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of thirty (30) days after written notice is given to Borrower or Issuer, as the case may be, specifying such failure and requesting that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such 30 day period, Lender will not unreasonably withhold its consent to an extension of such time if corrective action is instituted by Borrower or Issuer, as the case may be, within the applicable period and diligently pursued until the default is corrected;

            (e) initiation by Issuer of a proceeding under any federal or state bankruptcy or insolvency law seeking relief under such laws concerning the indebtedness of Issuer;

            (f) Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or Borrower shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower or Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Borrower;

            (g) determination by Lender that any representation or warranty made by Borrower or Issuer herein, in the Statement as to Tax Exempt Status, the Arbitrage Certificate or in any other document executed in connection herewith was untrue in any material respect when made;

            (h) the occurrence of a default or an event of default under any instrument, agreement or other document evidencing or relating to any indebtedness or other monetary obligation of Borrower (whether individually or in the aggregate) in an amount greater than $100,000;

            (i) failure of John H. Westerbeke, Jr., his spouse, his children, his grandchildren, his executors and administrators and trusts established for his or their benefit to own at least 51% of the common stock of Borrower;

            (j) this Agreement or the Escrow Agreement, or any portion hereof, is determined by a court of competent jurisdiction to be invalid or unenforceable against the Issuer; or

            (k) failure of Borrower to prepay the Loan within 180 days after an Event of Taxability has occurred.

      Section 11.02. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, Lender, as assignee of Issuer, shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps and which are otherwise accorded to Lender, as assignee of Issuer, by applicable law:

            (a) by notice to Borrower, declare the entire unpaid principal amount of the Loan then outstanding, all interest accrued and unpaid thereon and all amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

            (b) take possession of the Equipment wherever situated, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Equipment for use over a term in a commercially reasonable manner, all for the account of Lender, provided that Borrower shall remain directly liable for the deficiency, if any, between the rent or other amounts paid by a lessee or sublessee of the Equipment pursuant to such lease or sublease during the same period of time, after deducting all costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to the recovery, repair and storage of the Equipment during such period of time;

            (c) take possession of the Equipment wherever situated, without any court order or other process of law and without liability for entering the premises, and sell the Equipment in a commercially reasonable manner. All proceeds from such sale shall be applied in the following manner:

                  FIRST, to pay all proper and reasonable costs and
            expenses associated with the recovery, repair, storage and sale of the Equipment, including reasonable attorneys' fees and expenses;

                  SECOND, to pay (i) Lender the amount of all unpaid Loan
            Payments or other obligations (whether direct or indirect owed by Borrower to Lender), if any, which are then due and owing, together with interest and late charges thereon, (ii) Lender the then applicable Prepayment Amount (taking into account the payment of past-due Loan Payments as aforesaid), plus a pro rata allocation of interest, at the rate utilized to calculate the Loan Payments, from the next preceding due date of a Loan Payment until the date of payment by the buyer, and (iii) any other amounts due hereunder, including indemnity payments, taxes, charges, reimbursement of any advances and other amounts payable to Lender or Issuer hereunder; and

                  THIRD, to pay the remainder of the sale proceeds,
            purchase moneys or other amounts paid by a buyer of the Equipment to Borrower;

            (d) proceed by appropriate court action to enforce specific performance by Issuer or Borrower of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from Borrower. Borrower shall pay or repay to Lender or Issuer all costs of such action or court action, including, without limitation, reasonable attorney's fees; and

            (e) take whatever action at law or in equity that may appear necessary or desirable to enforce its rights with respect to the Equipment. Borrower shall pay or repay to Lender or Issuer all costs of such action or court action, including, without limitation, reasonable attorney's fees.

      Notwithstanding any other remedy exercised hereunder, Borrower shall remain obligated to pay to Lender any unpaid portion of the Prepayment Amount.

      Section 11.03. Return of Equipment. Upon an Event of Default, Borrower shall within ten (10) calendar days after notice from Lender, at its own cost and expense: (a) perform any testing and repairs required to place the Equipment in the condition required by Article VII; (b) if deinstallation, disassembly or crating is required, cause the Equipment to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is satisfactory to Lender; and (c) deliver the Equipment to a location specified by Lender, freight and insurance prepaid by Borrower. If Borrower refuses to deliver the Equipment in the manner designated, Lender may enter upon Borrower's premises where the Equipment is kept and take possession of the Equipment and charge to Borrower the costs of such taking. Borrower hereby expressly waives any damages occasioned by such taking.

      Section 11.04. No Remedy Exclusive. No remedy herein conferred upon or reserved to Lender or Issuer is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Lender or Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article. All remedies herein conferred upon or reserved to Lender or Issuer shall survive the termination of this Agreement.

      Section 11.05. Late Charge. Any Loan Payment not paid by Borrower within ten (10) days of on the due date thereof shall, to the extent permissible by law, bear a late charge equal to the lesser of five cents ($.05) per dollar of the delinquent amount or the lawful maximum, and Borrower shall be obligated to pay the same immediately upon receipt of Lender's written invoice therefor.


                                ARTICLE XII.
                                MISCELLANEOUS

      Section 12.01. Costs and Expenses of Lender. Upon the incurrence of an Event of Default, Borrower shall pay to Lender, in addition to the Loan Payments payable by Borrower hereunder, such amounts in each year as shall be required by Lender in payment of any reasonable costs and expenses incurred by Lender in connection with the performance or enforcement of this Agreement, including but not limited to payment of all reasonable fees, costs and expenses incurred in connection with the Equipment and the Loan (including, without limitation, reasonable attorneys' fees and disbursements, fees of auditors, insurance premiums not otherwise paid hereunder and all other direct and necessary administrative costs of Lender or charges required to be paid by it in order to enforce its rights under, this Agreement, but not including general administrative or overhead expenses of Lender). Such costs and expenses shall be billed to Borrower by Lender from time to time, together with a statement certifying that the amount so billed has been paid by Lender for one or more of the items above described, or that such amount is then payable by Lender for such items. Amounts so billed shall be due and payable by Borrower within thirty (30) days after receipt of the bill by Borrower.

      Section 12.02. Disclaimer of Warranties. LENDER AND ISSUER MAKE NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR USE OF THE EQUIPMENT, OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT THERETO. In no event shall Lender or Issuer be liable for any loss or damage in connection with or arising out of this Agreement, the Equipment or the existence, furnishing, functioning or Borrower's use of any item or products or services provided for in this Agreement.

      Section 12.03. Notices. All notices, certificates, requests, demands and other communications provided for hereunder or under the Escrow Agreement, the Arbitrage Certificate, or the Statement as to Tax Exempt Status shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth above and, if telecopied, transmitted to that party at its telecopier number set forth above or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy. If notice to Borrower of any intended disposition of the Equipment or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least ten (10) calendar days prior to the date of intended disposition or other action.

      Section 12.04. Further Assurance and Corrective Instruments. Issuer and Borrower hereby agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as Lender reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement, the Escrow Agreement, the Arbitrage Certificate or the Statement as to Tax Exempt Status and any rights of Lender hereunder or thereunder.

      Section 12.05. Binding Effect; Time of the Essence. This Agreement shall inure to the benefit of and shall be binding upon Lender, Issuer, Borrower and their respective successors and assigns. Time is of the essence.

      Section 12.06. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

      Section 12.07. Amendments. To the extent permitted by law, the terms of this Agreement shall not be waived, altered, modified, supplemented or amended in any manner whatsoever except by written instrument signed by the parties hereto, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

      Borrower and Lender agree to amend Exhibit A to this Agreement to more specifically identify the Equipment being financed hereunder at such time as such identification is possible. Such amendment shall be effected by a written instrument signed by Borrower and Lender. Issuer's consent to the amendment referred to in this paragraph shall not be required. Such amendment may take the form of a Payment Request Form in the form attached to the Escrow Agreement as Exhibit A executed by Borrower and Lender.

      Section 12.08. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that only the original marked "Original: 1 of 6" on the execution page hereof shall constitute the Bond under the Act and chattel paper under the UCC.

      Section 12.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

      Section 12.10. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

      Section 12.11. Entire Agreement. This Agreement, the Statement as to Tax Exempt Status, the Escrow Agreement, the Arbitrage Certificate, the Hazardous Substances Agreement, and the exhibits hereto and thereto constitute the entire agreement among Lender, Issuer, Borrower and Escrow Agent. There are no understandings, agreements, representations or warranties, express or implied, not specified herein or in such documents regarding this Agreement or the Equipment financed hereby.

      Section 12.12. Usury. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum permitted by applicable law.

      Section 12.13. Waiver of Jury Trial. LENDER, ISSUER AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG LENDER, ISSUER OR BORROWER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LENDER, ISSUER AND BORROWER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS.
IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in their respective corporate names by their duly authorized officers, all as of the date first written above.


                             Lender:  GE CAPITAL PUBLIC FINANCE, INC.


                             By: /s/ Bradly E. Caron
                                 ------------------------------------
                                 Bradley E. Caron
                                 Vice President


                             Issuer:  MASSACHUSETTS DEVELOPMENT
                                      FINANCE AGENCY


                             By: /s/ David T. Slatery
                                 ------------------------------------
                                 General Counsel


                             Borrower:  WESTERBEKE CORPORATION


                             By: /s/ Gregory Haidemenos
                                 ------------------------------------
                                 Gregory Haidemenos
                                 Assistant Secretary

Original:  __ of 6.

Trade Names of Borrower, if any:

None.


                                                Exhibit A to Loan Agreement


                   SCHEDULE OF EQUIPMENT AND LOAN PAYMENTS
                   ---------------------------------------

      This Schedule is delivered pursuant to the Loan Agreement (Equipment), dated as of April 24, 2000 (the "Agreement"), among GE Capital Public Finance, Inc., as Lender ("Lender"), the Massachusetts Development Finance Agency, as Issuer ("Issuer") and Westerbeke Corporation, (the "Borrower"). All of the provisions of the Agreement are incorporated herein by reference and capitalized terms used herein shall have the meanings assigned to them in the Agreement.

      NEITHER THIS SCHEDULE NOR THE AGREEMENT CONSTITUTES AN INDEBTEDNESS OF THE COMMONWEALTH OF MASSACHUSETTS OR OF THE ISSUER EXCEPT TO THE EXTENT PERMITTED BY MASSACHUSETTS GENERAL LAWS, CHAPTER 23G, AS AMENDED . ALL AMOUNTS OWED HEREUNDER AND UNDER THE AGREEMENT ARE PAYABLE ONLY FROM THE SOURCES EXPRESSLY PROVIDED IN THE AGREEMENT.

1. The Equipment identified on this Exhibit will be located at 150 John Hancock Road in the City of Taunton, Massachusetts. Prior to any relocation of the Equipment, Borrower will provide thirty (30) days' prior written notice to Lender at its address set forth in the Agreement or any other address Borrower has received in writing from Lender.

2.    The Equipment which is the subject of this Schedule is as follows:

                       See Schedule I attached hereto.

3. The Loan Payment dates, the Loan Payment amounts, the principal and interest components of each Loan Payment, and the Prepayment Amounts are as follows:

                      See Schedule II attached hereto.


                                 SCHEDULE I
                                 ----------



                                 SCHEDULE II
                                 -----------



                                                Exhibit B to Loan Agreement


                      FORM OF CERTIFICATE OF ACCEPTANCE

      We, the undersigned, hereby certify that we are the duly qualified and acting __________ and _______________ of Westerbeke Corporation (the "Borrower") and, with respect to the Loan Agreement (Equipment) dated as of April 24, 2000 (the "Agreement") by and among Borrower, GE Capital Public Finance, Inc. ("Lender") and Massachusetts Development Finance Agency ("Issuer"), that:

      1. The portions of the Equipment described in Exhibit A to the Agreement have been completed in accordance with Borrower's specifications and have been accepted by Borrower.

      2. Borrower has obtained from a reputable insurance company qualified to do business in the Commonwealth (as defined in the Agreement) insurance with respect to all risks required to be covered thereby pursuant to Section 7.06 of the Agreement.

      3. Attached to this Certificate of Acceptance are Vendor invoice(s) and/or bill(s) of sale relating to the Equipment and, if such invoices have been paid by Issuer or Borrower, evidence of payment thereof and, if applicable, evidence of official intent to reimburse such payment as required by the Code (as defined in the Agreement).

      4. Borrower hereby directs Lender, on behalf of Issuer, to pay the Loan Proceeds (as defined in the Agreement) as follows:

      5. All of the representations and warranties of Borrower contained in the Agreement are true and correct as of the date hereof and no Default or Event of Default has occurred thereunder.

      Dated: __________, ____.

                                       WESTERBEKE CORPORATION

                                       By:_____________________________

                                       Title:__________________________

                                       Date:___________________________


Exhibit C to Loan Agreement


                   FORM OF OPINION OF COUNSEL TO BORROWER

                               April __, 2000

Massachusetts Development Finance Agency
75 Federal Street, 10th Floor
Boston, MA  02110

GE Capital Public Finance, Inc.
Suite 470
8400 Normandale Lake Blvd.
Minneapolis, MN 55437

      Re: Loan Agreement (Equipment) dated as of April 24, 2000, by and among GE Capital Public Finance, Inc. ("Lender"), Massachusetts Development Finance Agency ("Issuer") and Westerbeke
            Corporation (the "Borrower")

Ladies and Gentlemen:

      We have acted as counsel to Borrower with respect to the Loan Agreement described above (the "Loan Agreement") and the Escrow Agreement (Equipment) of even date therewith (the "Escrow Agreement") among Lender, Issuer, Borrower and National City Bank of Minneapolis, as escrow agent and various related matters and, in this capacity, have reviewed a duplicate original or certified copy of each of the Agreements (defined below). The Loan Agreement and the Escrow Agreement and may be referred to herein collectively as the "Agreements."

      We have examined the Agreements and such records, certificates and other documents and have made such other investigation as we consider necessary to render this opinion. As to various questions of fact material to our opinion, we have relied upon representations made in or pursuant to the Agreements and upon certificates of officers of Borrower. We have assumed the genuineness of all signatures (other than the signatures of the officers of Borrower to the Agreements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

      The opinions expressed herein with respect to the enforceability of the Agreements are subject to (i) general principles of equity including without limitation an implied covenant of good faith and fair dealing, and
(ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors heretofore or hereafter enacted to the extent that the same may be constitutionally applied. In addition, we express no opinion with respect to any provision of the Agreements to the extent they provide for recourse to security in the absence of notice and hearing, the grant of powers of attorney, interest on interest, waiver of jury trial or indemnification that is against public policy.

      References in this opinion to matters known to us mean the actual knowledge of the lawyers of this firm responsible for preparing this opinion after inquiry of appropriate officers of Borrower, and we have not examined the docket of any court or agency.

      This opinion is limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States.

      Based upon the examination of these and such other documents as we have deemed relevant, we are of opinion that:

      1. Borrower has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own its properties and conduct the business now conducted by it.

      2. Borrower is qualified to conduct business as a corporation in The Commonwealth of Massachusetts.

      3. Borrower has full power and authority to execute and deliver the Agreements and to carry out the terms thereof. The Agreements have been duly and validly authorized, executed and delivered by Borrower, are in full force and effect and are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms (including against claims of usury); provided however that we express no opinion as to whether interest on the bonds at the Gross-Up Rate violates Massachusetts General Laws, Chapter 271, Section 49.

      4. The consummation of the transactions contemplated by the Agreements and the carrying out of the terms thereof will not result in violation of any provisions of the Borrower's articles of organization, or bylaws, if applicable, or based result in the violation of any provision of, or in a default under, any indenture, mortgage, deed of trust, or other agreement for the incurring of indebtedness known to us to which Borrower is a party or by which it or its property is bound, or any judgment, decree, order, statute, rule or regulation known to us to which Borrower is a party or by which it or its property is bound.

      5. Based on inquiry of officers of Borrower, there are no legal or governmental actions, suits, proceedings, inquiries or investigations pending or, to the best of our knowledge, threatened, to which Borrower is or may become a party or of which any property of Borrower is or may become subject, other than ordinary routine litigation incident to the kind of business conducted by Borrower which, if determined adversely to Borrower would not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of Borrower.

      6. Based on inquiry of officers of Borrower, there are no legal or governmental proceedings pending or, after due inquiry of appropriate officers of Borrower, threatened wherein an unfavorable decision, ruling or finding would adversely affect the validity of or security for the Agreements or the transactions contemplated thereby.

      7. The provisions of the Loan Agreement are effective under Massachusetts law to create a security interest in favor of Lender, as assignee of Issuer, in all of Borrower's right, title and interest in and to the Equipment and all the proceeds thereof. If the form UCC-1 Financing Statements (UCC-1s) reviewed by us are properly filed at the Massachusetts Secretary of State's Office, the Taunton City Clerk's office and the Avon Town Clerk's office, such security interest will be properly perfected.

      This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

      This opinion letter is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else other than your assignees permitted by the Agreements.

                                       Very truly yours,



                                       Goodwin, Procter & Hoar  LLP


                                                Exhibit D to Loan Agreement


                       FORM OF OPINION OF BOND COUNSEL

                               April __, 2000

Massachusetts Development Finance Agency
75 Federal Street, 10th Floor
Boston, MA  02110

GE Capital Public Finance, Inc.
8400 Normandale Lake Boulevard, Suite 470
Minneapolis, Minnesota 55437

      We have acted as bond counsel to the Massachusetts Development Finance Agency (the "Issuer") in connection with the making by the Issuer of a loan (the "Loan") to Westerbeke Corporation (the "Borrower") pursuant to a Loan Agreement (Equipment), dated as of April 24, 2000 (the "Agreement"), by and among GE Capital Public Finance, Inc. ("Lender"), the Issuer and Borrower.

      We have examined the law and such certified proceedings and other papers as deemed necessary to render this opinion, including the Escrow Agreement (Equipment), dated as of April 24, 2000 (the "Escrow Agreement"), by and among Lender, the Issuer, Borrower and National City Bank of Minneapolis, as escrow agent (the "Escrow Agent"). Terms used in this opinion and not otherwise defined shall have the same meanings assigned to them in the Agreement.

      As to questions of fact material to our opinion we have relied upon representations and covenants of the Issuer and Borrower contained in the Agreement, the certified proceedings and other certifications of public officials furnished to us, and certifications by officials of Borrower and others, without undertaking to verify the same by independent investigation.

      The Loan is made pursuant to the Agreement. Under the Agreement, Borrower has agreed to make payments sufficient to pay when due the principal of, and premium (if any) and interest on the Loan. Such payments and other moneys payable to the Issuer or Lender under the Agreement, including proceeds derived from any security provided thereunder (collectively, the "Revenues"), and the rights of the Issuer under the Agreement to receive the same (excluding, however, certain administrative fees, indemnification and reimbursements), are pledged and assigned by the Issuer as security for the repayment of the Lender pursuant to the Agreement (the "Lender Loan"). The Lender Loan is a limited obligation of the Issuer payable solely from the Revenues.

      We express no opinion with respect to compliance by Borrower with applicable legal requirements in connection with the acquisition, construction, reconstruction, use, occupancy or operation of the Equipment.

      Based on our examination, we are of opinion, as of the date hereof and under existing law, as follows:

      1. The Issuer is a duly created and validly existing body corporate and politic and a public instrumentality of The Commonwealth of Massachusetts with the power to enter into and perform the Agreement and the Escrow Agreement.

      2. Each of the Agreement and the Escrow Agreement has been duly authorized, executed and delivered by the Issuer and is a valid and binding obligation of the Issuer enforceable upon the Issuer. As provided in Massachusetts General Laws, Chapter 23G, as amended, the Agreement creates a valid lien on the rights of the Issuer to receive Revenues under the Agreement (except certain rights to indemnification, reimbursements and fees).

      3. Under existing law, interest on the Lender Loan is excluded from the gross income of the owner thereof for federal income tax purposes except for interest on the Lender Loan during any period while it is held by a "substantial user" of the facilities financed with proceeds of the Lender Loan or by a "related person" within the meaning of Section 147(a) of the Internal Revenue Code of 1986 (the "Code") and except that Borrower or others, by taking action after the date hereof that causes the $10,000,000 limitation set forth in Section 144(a)(10) of the Code to be exceeded, may cause interest on the Lender Loan to become included in gross income (retroactive to the date hereof, in the case of the $40,000,000 limitation) for federal income tax purposes. It should be noted that the interest on the Lender Loan is an item of tax preference for purposes of the federal alternative minimum tax imposed on individuals and corporations. In addition to the foregoing exceptions, the opinion set forth in the first sentence of this paragraph is subject to the condition that the Issuer and Borrower comply with all requirements of the Code that must be satisfied subsequent to the making of the Lender Loan in order that interest thereon be, or continue to be, excluded from gross income for federal income tax purposes. Borrower, and to the extent necessary, the Issuer have covenanted in the Agreement to comply with such requirements. Failure to comply with certain of such requirements may cause the inclusion of interest on the Lender Loan in gross income for federal income tax purposes to be retroactive to the date of making of the Lender Loan. We express no opinion regarding other federal tax consequences arising with respect to the Lender Loan.

      4. Under existing statutes, the Loan and any income derived therefrom, including any sale, exchange or transfer of the Loan, are exempt from taxation under the laws of The Commonwealth of Massachusetts, although the Loan and any income therefrom may be included in the measure of Massachusetts estate and inheritance taxes and of certain Massachusetts corporation excise and franchise taxes.

      It is to be understood that the rights of the Lender and the enforceability of the Agreement and the Escrow Agreement are subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights heretofore or hereafter enacted to the extent constitutionally applicable and that their enforcement may also be subject to the exercise of judicial discretion in appropriate cases.

                                       Yours faithfully,


                                                Exhibit E to Loan Agreement


                        LEGAL DESCRIPTION OF PREMISES


                              TABLE OF CONTENTS

                                                                    Page

ARTICLE I.  DEFINITIONS AND EXHIBITS                                  2
  Section 1.01.  Definitions                                          2
  Section 1.02.  Exhibits                                             5
  Section 1.03.  Rules of Construction                                5
  Section 1.04.  Combined Documents                                   5
ARTICLE II.  FINANCING OF EQUIPMENT AND TERMS OF LOAN                 6
  Section 2.01.  Acquisition of Equipment                             6
  Section 2.02.  Loan.                                                6
  Section 2.03.  Interest                                             6
  Section 2.04.  Payments                                             6
  Section 2.05.  Payment on Non-Business Days                         7
  Section 2.06.  Loan Payments To Be Unconditional                    7
  Section 2.07.  Prepayments                                          7
ARTICLE III.  CONDITIONS PRECEDENT                                    8
ARTICLE IV.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             ISSUER; RIGHTS OF ISSUER                                10
  Section 4.01.  Representations, Warranties and Covenants           10
  Section 4.02.  Limitations on Actions                              12
  Section 4.03.  Responsibility; Fees and Expenses                   12
  Section 4.04.  Indemnification by Borrower                         13
ARTICLE V.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER    13
ARTICLE VI.  COVENANTS AS TO EQUIPMENT                               17
  Section 6.01.  Title to Equipment                                  17
  Section 6.02.  Security Interest in Equipment                      17
  Section 6.03.  Change in Name or Corporate Structure of
                 Borrower; Change in Location of Borrower's
                 Principal Place of Business                         18
  Section 6.04.  Liens and Encumbrances to Title                     18
  Section 6.05.  Personal Property                                   18
  Section 6.06.  Assignment of Insurance                             18
  Section 6.07.   Reserved                                           19
  Section 6.08.   Agreement as Financing Statement                   19
ARTICLE VII.  AFFIRMATIVE COVENANTS OF BORROWER                      19
  Section 7.01.  Reporting Requirements                              19
  Section 7.02.  Books and Records; Inspection and Examination       20
  Section 7.03.  Compliance With Laws; Environmental Indemnity       21
  Section 7.04.  Payment of Taxes and Other Claims                   21
  Section 7.05.  Maintenance of Equipment                            21
  Section 7.06.  Insurance                                           22
  Section 7.07.  Preservation of Corporate Existence                 23
  Section 7.08.  Performance by Lender                               23
  Section 7.09.  Financial Covenants                                 24
ARTICLE VIII.  NEGATIVE COVENANTS OF BORROWER                        24
  Section 8.01.  Liens.                                              24
  Section 8.02.  Sale of Assets                                      24
  Section 8.03.  Consolidation and Merger                            24
  Section 8.04.  Accounting                                          24
  Section 8.05.  Other Defaults                                      24
  Section 8.06.  Place of Business                                   25
  Section 8.07.  Modifications and Substitutions                     25
  Section 8.08.  Use of the Equipment                                25
ARTICLE IX.  DAMAGE AND DESTRUCTION; USE OF NET PROCEEDS             25
ARTICLE X.   ASSIGNMENT AND SELLING                                  26
  Section 10.01.  Assignment by Lender                               26
  Section 10.02.  No Sale or Assignment by Borrower                  26
ARTICLE XI.  EVENTS OF DEFAULT AND REMEDIES                          26
  Section 11.01.  Events of Default                                  26
  Section 11.02.  Remedies on Default                                28
  Section 11.03.  Return of Equipment                                29
  Section 11.04.  No Remedy Exclusive                                29
  Section 11.05.  Late Charge                                        29
ARTICLE XII.  MISCELLANEOUS                                          29
  Section 12.01.  Costs and Expenses of Lender                       29
  Section 12.02.  Disclaimer of Warranties                           30
  Section 12.03.  Notices                                            30
  Section 12.04.  Further Assurance and Corrective Instruments       30
  Section 12.05.  Binding Effect; Time of the Essence                31
  Section 12.06.  Severability                                       31
  Section 12.07.  Amendments                                         31
  Section 12.08.  Execution in Counterparts                          31
  Section 12.09.  Applicable Law                                     31
  Section 12.10.  Captions                                           31
  Section 12.11.  Entire Agreement                                   31
  Section 12.12.  Usury.                                             31
  Section 12.13.  Waiver of Jury Trial                               32
Exhibit A to Loan Agreement                                           1
Exhibit B to Loan Agreement                                           1
Exhibit C to Loan Agreement                                           1
Exhibit D to Loan Agreement                                           1
Exhibit E to Loan Agreement                                           1